Exhibit 10.2
March 1, 2016

Dr. Cameron Durrant
3059 CR 204
Oxford, FL 34484-2821

Dear Dr. Durrant,

KaloBios Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment as the Chief Executive Officer of the Company (the “CEO”), effective as of March 1, 2016, on the terms set forth in this letter (this “Letter”).  In such role, you will have all of the duties, responsibilities and authority commensurate with such position, and you will report to the Board of Directors of the Company (the “Board”).  Your employment as the CEO will continue until terminated by either you or the Company.  Your employment with the Company may only be terminated by you or the Company as of the last business day of a calendar month, provided that in order for such a termination to be effective, either you or the Board, as applicable, must provide written notice of termination to the other party by the 20th day of the month of termination.  Upon your termination of employment for any reason, you will not be eligible to receive any severance payments or benefits.

During your employment as the CEO, you will receive a base salary of $50,000 per month.  Your monthly base salary will be paid to you in a single lump sum, less applicable tax withholding, on the first business day of each month, provided that your base salary payment for the month of March 2016 will be paid to you as soon as practicable following the date of your execution of this Letter.  During your employment as the CEO, you will be eligible to participate in the employee benefit plans that are generally made available to other executives of the Company.  During your employment as the CEO, you will not be eligible to receive compensation for your service as a director of the Company, other than the compensation set forth in this Letter.

During your employment as the CEO, you will be reimbursed for your reasonable business related expenses.  Any such reimbursement will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar month after the calendar month in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

You hereby agree that you will execute the Company’s customary form of Proprietary Information and Inventions Agreement as soon as practicable following the date of your execution of this Letter.

The Company will indemnify you to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation and bylaws, subject to applicable law.

The nature of your employment relationship is at-will. Accordingly, either you or the Company may terminate your employment at any time, subject to the provisions of the first paragraph above, and for any or no reason, subject to the terms and conditions of this Letter.

This Letter is the entire agreement between you and the Company with regard to the subject matter hereof.  This Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  This Letter will be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.  This Letter and all matters arising out of it will be enforced and/or interpreted before a trier of fact in the County of San Mateo, State of California only, all parties agreeing to submit to such jurisdiction.  This Letter may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Letter and returning it to me.

Sincerely,

KaloBios Pharmaceuticals, Inc.

/s/ Dean Witter, III
Name: Dean Witter, III
Title: Interim CFO

Acknowledged and Agreed:

/s/ Cameron Durrant
Dr. Cameron Durrant
Date: March 1, 2016